Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp.
651-704-5818
bdallen@imation.com
Imation Reports Q3 Results
Company Reinforces Commitment to Strategic Plan
Oakdale, MN (October 25, 2007) — Imation Corp. (NYSE:IMN) today released financial results for the quarter ended September 30, 2007.
Highlights for Q3 2007 include the following:
•	Revenue of $525.5 million was up 23.7 percent compared with Q3 2006 revenue of $424.7 million. The TDK Recording Media and Memcorp acquisitions contributed $140.6 million to our 3rd quarter revenue.

•	Operating Income for the quarter was $12.5 million including $3.1 million of restructuring charges and $6.7 million in losses and inventory write-downs related to USB Flash products. This is compared with operating income of $28.3 million in Q3 2006, which had no restructuring charges.

•	Diluted earnings per share was $0.18 for Q3 2007, including a $0.05 impact from restructuring. This compares with diluted earnings per share of $0.53 for Q3 2006, which had no impact from restructuring charges.

•	Total cash was $133.1 million as of September 30, 2007 and we repurchased approximately 2,075,000 shares during the quarter for $61.8 million.
Frank Russomanno, President and Chief Executive Officer of Imation, said: “As we announced last week, our results for the quarter were negatively impacted by USB Flash products. We are making significant changes in our approach to retail USB Flash in the U.S., as we continue to work collaboratively and deliberately with our channel partners. We will focus on those regions, channels and accounts where we can achieve an acceptable margin. We continue to make solid progress on our strategic transformation to a brand and product management company. For example, we closed on the TDK Recording Media and Memcorp acquisitions in July which contributed positively to revenue and operating income in the quarter. In addition, our manufacturing and R&D restructuring plans are proceeding ahead of schedule.”
“I believe we are taking the right actions to position the Company for success in 2008 and beyond. We expect that the impact from these activities will be more visible next year and that our transformation will create significant long term value,” Russomanno concluded.
A teleconference is scheduled on October 25, 2007 at 9:00 a.m. Central Daylight Time (CDT). The call-in number is 866-814-1918 (see Webcast and Replay Information at the bottom of this release).

Q3 and YTD 2007 and 2006 Financial Highlights

(Dollars in millions, except per share amounts)	Q3 07	Q3 06	YTD 07	YTD 06
Net Revenue	$525.5	$424.7	$1,360.2	$1,125.7
Gross Profit	$85.7	$88.3	$240.0	$251.7
% of Revenue	16.3%	20.8%	17.6%	22.4%
SG&A	$61.6	$47.4	$151.5	$127.1
% of Revenue	11.7%	11.1%	11.1%	11.3%
R&D	$8.5	$12.6	$30.5	$37.7
% of Revenue	1.6%	3.0%	2.2%	3.3%
Restructuring and Other Charges	$3.1	$—	$24.5	$10.7
Operating Income	$12.5	$28.3	$33.5	$76.2
% of Revenue	2.4%	6.7%	2.5%	6.8%
Income from Continuing Operations	$7.0	$18.5	$21.3	$50.8
Diluted Earnings per Share:
Continuing Operations	$0.18	$0.53	$0.58	$1.44
Discontinued Operations	$—	$—	$—	$0.03
Net Income	$0.18	$0.53	$0.58	$1.48
Operating Cash Flows	$(2.1)	$38.6	$13.4	$91.9
Reconciliation of GAAP to Adjusted Results

	Q3 07		Q3 06
		Diluted EPS		Diluted EPS
	Operating	from	Operating	from Cont.
(Dollars in millions, except per share amounts)	Income	Cont. Ops.	Income	Ops.
As Reported — GAAP	$12.5	$0.18	$28.3	$0.53
Restructuring and other	3.1	0.05	—	—

Adjusted — Non — GAAP	$15.6	$0.23	$28.3	$0.53

	YTD 07		YTD 06
		Diluted EPS		Diluted EPS
	Operating	from	Operating	from Cont.
	Income	Cont. Ops.	Income	Ops.
As Reported — GAAP	$33.5	$0.58	$76.2	$1.44

Restructuring and other	24.5	0.41	10.7	0.19
Q2 2006 tax benefit	—	—	—	(0.03)

Subtotal	24.5	0.41	10.7	0.16

Adjusted — Non — GAAP	$58.0	$0.99	$86.9	$1.60

Comparison of GAAP to Non-GAAP Financial Measures
The impacts of the restructuring and other charges as well as the 2006 one-time tax benefit are provided to assist an investor’s understanding of the impact of these components on our actual results of operations when compared with prior periods. We believe this will assist investors in making an evaluation of our performance against prior periods on a comparable basis by adjusting for these items. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.
Third Quarter and YTD 2007 Financial Highlights
     Net Revenue was $525.5 million for the quarter, up 23.7 percent from Q3 2006 revenue of $424.7 million. For the nine-month period ended September 30, 2007, revenue was $1,360.2 million, up 20.8 percent from revenue of $1,125.7 million for the comparable period last year. Revenue for the three-month and nine-month periods ended September 30, 2007 included revenue of $140.6 million from the acquired TDK Recording Media and Memcorp businesses. This increase during Q3 2007 was offset in part by a revenue decline in our Global Data Media joint venture which had previously included TDK brand revenue. In addition, the Company experienced anticipated revenue declines in magnetic products driven by entry level tape and diskettes. The Q3 2007 total revenue growth was generated by overall volume growth of approximately 34 percent and favorable currency impact of two percent partially offset by price erosion of 12 percent. Additionally, for Q3 2007, revenue in the Americas segment, which represented 55 percent of total revenue, was up 16 percent from the comparable year ago period. Revenue from the European segment was up 22 percent from the prior period and represented 29 percent of total revenue in the quarter. We saw growth of 65 percent in the Asia Pacific segment, which represented 16 percent of total revenue in the quarter.
     Gross Margin of 16.3 percent in Q3 2007 was down from 17.6 percent in Q2 2007 due to USB Flash products where the combination of losses in the U.S. retail channel and inventory valuation accruals lowered gross margin by $6.7 million or 1.3 percentage points as a percent of revenue during Q3 2007. For the nine-month periods ending September 30, 2007 and 2006, gross margins were 17.6 percent and 22.4 percent, respectively. This decline was due to negative impacts of USB Flash products and declining revenue and gross margins of legacy products.
     Selling, General & Administrative (SG&A) spending was $61.6 million or 11.7 percent of revenue, compared with $47.4 million or 11.1 percent of revenue in Q3 2006. For the nine-month periods ending September 30, 2007 and 2006, SG&A spending was $151.5 million and $127.1 million, respectively. SG&A expense during Q3 2007 included $15.8 million associated with the acquired TDK Recording Media and Memcorp businesses.
     Research & Development (R&D) spending of $8.5 million or 1.6 percent of revenue is compared with $12.6 million or 3.0 percent of revenue reported in Q3 2006. For the nine-month periods ending September 30, 2007 and 2006, R&D spending was $30.5 million and $37.7 million, respectively. The declines were primarily due to cost savings from restructuring activities initiated in Q2 2007.
     Restructuring and Other Charges of $3.1 million in Q3 2007 and $24.5 million YTD 2007 were recorded under the Company’s previously announced restructuring program. This program which was announced in Q2 2007 is primarily associated with changes in manufacturing and R&D. We recorded $10.7 million of restructuring and other charges in YTD 2006 associated with integrating the Memorex acquisition and actions taken to simplify structure.
     Operating Income for Q3 2007 was $12.5 million, compared with $28.3 million reported in Q3 2006 driven by lower gross margins and restructuring charges. The operating income in Q3 2007 included restructuring and other charges of $3.1 million as well as $6.7 million in losses and inventory write-downs related to USB Flash products as discussed above. Operating income in Q3 2006 had no such restructuring and other charges. Operating income for the nine months ended September 30, 2007 was $33.5 million compared with $76.2 million for the comparable year ago period. Excluding the restructuring and other charges noted above, operating income would have been $58.0 million in the first nine months of

2007 as compared with $86.9 million in the same period in 2006 (see table entitled Reconciliation of GAAP to Adjusted Results above).
     Diluted Earnings per Share was $0.18 for Q3 2007 compared with $0.53 diluted EPS from continuing operations in Q3 2006, due to the factors noted above. The per share impact from restructuring was $0.05 during Q3 2007. The tax rate was 40 percent for Q3 2007 compared with 37 percent during Q3 2006. The increase in the tax rate was mainly due to certain fixed tax expenses on lower taxable income in Q3 2007.
     Cash and Cash Flows: Ending cash and cash equivalents were $133.1 million as of September 30, 2007, down $109.6 million during the quarter driven primarily by net cash payments of $42.3 million related to the TDK Recording Media and Memcorp acquisitions, as well as the repurchase of approximately 2,075,000 shares of common stock in the quarter for $61.8 million. Net cash used in operating activities totaled $2.1 million in Q3 2007; however, this included an anticipated working capital investment associated with the Memcorp acquisition of approximately $15 million, as previously communicated. Capital spending was $2.4 million and depreciation and amortization totaled $12.4 million for the quarter. Dividends of $6.4 million were paid in Q3 2007.
2007 Business Outlook
The following statements are based on our current outlook for Q4 and fiscal 2007 and include the anticipated impact from integration of the recently acquired TDK Recording Media and Memcorp businesses. The 2007 outlook is subject to change based on the final allocation of intangible assets associated with the acquired businesses, and is subject to the risks and uncertainties described below. Where noted below, the outlook has changed from the outlook issued July 19, 2007.
•	Revenue for 2007 is targeted between $2.00 billion and $2.05 billion, representing growth of approximately 25 percent to 30 percent over 2006. As a result, revenue in Q4 would range between $640 million and $690 million.

•	Full year 2007 operating income on a GAAP basis is targeted between $51 million and $56 million including restructuring charges of approximately $30 million. This outlook is changed from the previous outlook of operating income between $64 million and $69 million and restructuring charges of $25 million to $30 million. GAAP operating income for the fourth quarter is estimated between $17.5 million and $22.5 million including restructuring charges of approximately $5.5 million. On a non-GAAP basis, excluding restructuring charges, operating income for the year is targeted between $81 million and $86 million, down from the previous outlook of $92 million to $97 million on a comparable basis.

•	Diluted earnings per share on a GAAP basis for full year 2007 is targeted between $0.86 and $0.96, which includes the negative impact of $0.51 from restructuring and other charges. This is changed from the previous outlook of diluted earnings per share of between $1.13 and $1.21 and reflects the negative impact from USB Flash products discussed earlier. Diluted earnings per share on a GAAP basis for Q4 is targeted between $0.28 and $0.38, which includes the negative impact of approximately $0.09 from restructuring and other charges. On a non-GAAP basis excluding the impact of restructuring, diluted earnings per share for the full year is targeted between $1.37 and $1.47 down from the prior outlook of $1.59 to $1.68.

•	Capital spending for 2007 is targeted to be approximately $15 million to $18 million. This outlook is changed from the previous outlook of $15 million to $20 million.

•	The tax rate for 2007 is anticipated in a range of 37 percent to 38 percent. This outlook is changed from the previous outlook of 36 percent to 38 percent.

•	Depreciation and amortization expense for 2007 is targeted between $45 million and $47 million. This outlook is changed from the previous outlook of depreciation and amortization expense of approximately $45 million.

Webcast and Replay Information
A live webcast of Imation Corp.’s third quarter teleconference will be available on the Internet on a listen-only basis at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM CDT on October 25, 2007 until 5:00 PM CDT on October 30, 2007 by dialing 866-837-8032 (access code 1139538). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
About Imation Corp.
Imation Corp. is the only company in the world focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. With more than 50 years of data storage leadership beginning with the development of the world’s first computer tape, Imation proudly marked its tenth anniversary as an independent company in 2006. In addition to the Imation brand, Imation Corp.’s global brand portfolio includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com or by calling 1-888-466-3456.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully integrate the acquisitions of the TDK Recording Media business and the Memcorp business and achieve the anticipated benefits, including synergies, in a timely manner; our ability to operate the Memorex business as an integrated entity; our ability to successfully defend our intellectual property, including the Memorex brand and patent licenses and the Philips patent cross license; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and changes to our R&D organization and to realize the benefits expected from the related restructuring charges; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits from the Moser Baer and other strategic relationships and distribution agreements such as the GDM joint venture and Tandberg relationships; the competitive pricing environment and its possible impact on profitability and inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation; our ability to secure adequate supply of certain high demand products at acceptable prices; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net revenue	$525.5	$424.7	$1,360.2	$1,125.7
Cost of goods sold	439.8	336.4	1,120.2	874.0

Gross profit	85.7	88.3	240.0	251.7

Operating expense:
Selling, general and administrative	61.6	47.4	151.5	127.1
Research and development	8.5	12.6	30.5	37.7
Restructuring and other	3.1	—	24.5	10.7

Total	73.2	60.0	206.5	175.5

Operating income	12.5	28.3	33.5	76.2

Other (income) and expense:
Interest income	(1.5)	(2.2)	(6.5)	(9.8)
Interest expense	0.8	0.3	1.4	0.7
Other, net	1.5	0.8	3.7	6.4

Total	0.8	(1.1)	(1.4)	(2.7)

Income from continuing operations before income taxes	11.7	29.4	34.9	78.9

Income tax provision	4.7	10.9	13.6	28.1

Income from continuing operations	7.0	18.5	21.3	50.8

Gain on disposal of discontinued business, net of income taxes	—	—	—	1.2

Net income	$7.0	$18.5	$21.3	$52.0

Basic earnings per common share:
Continuing operations	$0.18	$0.54	$0.59	$1.47
Discontinued operations	$—	$—	$—	$0.03
Net income	$0.18	$0.54	$0.59	$1.50

Diluted earnings per common share:
Continuing operations	$0.18	$0.53	$0.58	$1.44
Discontinued operations	$—	$—	$—	$0.03
Net income	$0.18	$0.53	$0.58	$1.48

Weighted average basic shares outstanding	39.4	34.5	36.4	34.6

Weighted average diluted shares outstanding	39.7	35.1	36.8	35.2

Cash dividend per share	$0.16	$0.14	$0.46	$0.40

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$133.1	$252.5
Accounts receivable, net	457.0	308.1
Inventories, net	377.7	258.0
Other current assets	104.0	58.3

Total current assets	1,071.8	876.9

Property, plant and equipment, net	183.3	178.0
Intangible assets, net	376.1	230.2
Goodwill	130.8	67.6
Other assets	30.7	30.2

Total assets	$1,792.7	$1,382.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short term debt	$10.0	$—
Accounts payable	345.8	227.3
Accrued payroll	14.9	23.7
Other current liabilities	201.6	140.6

Total current liabilities	572.3	391.6

Other liabilities	54.4	45.0
Long term debt	23.8	—

Shareholders’ equity	1,142.2	946.3

Total liabilities and shareholders’ equity	$1,792.7	$1,382.9

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Three months ended September 30,		Three months ended September 30,
	2007		2006		% Change
	Rev $	% Total	Rev $	% Total
Americas	288.5	54.9%	248.1	58.4%	16.3%
Europe	152.4	29.0%	125.2	29.5%	21.7%
APAC	84.6	16.1%	51.4	12.1%	64.6%

Total	525.5	100.0%	424.7	100.0%	23.7%

	Rev $	% Total	Rev $	% Total
Magnetic	177.6	33.8%	161.0	37.9%	10.3%
Optical	234.3	44.6%	191.2	45.0%	22.5%
Flash	39.2	7.5%	46.1	10.9%	-15.0%
Electronic Products, Accessories & Other	74.4	14.1%	26.4	6.2%	181.8%

Total	525.5	100.0%	424.7	100.0%

	Op Inc (Loss) $	OI %	Op Inc (Loss) $	OI %
Americas	14.6	5.1%	31.4	12.7%	-53.5%
Europe	10.8	7.1%	11.2	8.9%	-3.6%
APAC	4.4	5.2%	3.7	7.2%	18.9%
Corp/Unallocated (1)	(17.3)	NM	(18.0)	NM	NM

Total	12.5	2.4%	28.3	6.7%

	Nine months ended		Nine months ended
	September 30,		September 30,
	2007		2006		% Change
	Rev $	% Total	Rev $	% Total
Americas	733.0	53.9%	577.0	51.3%	27.0%
Europe	421.8	31.0%	379.5	33.7%	11.1%
APAC	205.4	15.1%	169.2	15.0%	21.4%

Total	1,360.2	100.0%	1,125.7	100.0%	20.8%

	Rev $	% Total	Rev $	% Total
Magnetic	490.4	36.0%	493.4	43.9%	-0.6%
Optical	619.6	45.6%	473.0	42.0%	31.0%
Flash	117.7	8.7%	92.7	8.2%	27.0%
Electronic Products, Accessories & Other	132.5	9.7%	66.6	5.9%	98.9%

Total	1,360.2	100.0%	1,125.7	100.0%

	Op Inc (Loss) $	OI %	Op Inc (Loss) $	OI %
Americas	61.2	8.3%	92.9	16.1%	-34.1%
Europe	29.8	7.1%	35.7	9.4%	-16.5%
APAC	14.8	7.2%	13.4	7.9%	10.4%
Corp/Unallocated (1)	(72.3)	NM	(65.8)	NM	NM

Total	33.5	2.5%	76.2	6.8%

(1)	Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense and restructuring and other charges that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Operations & Cash Flow — Additional Information

	Three Months Ended		Nine Months Ended
(Dollars in millions)	September 30,		September 30,
	2007	2006	2007	2006
Gross Profit	$85.7	$88.3	$240.0	$251.7
Gross Margin %	16.3%	20.8%	17.6%	22.4%
Operating Income	$12.5	$28.3	$33.5	$76.2
Operating Income %	2.4%	6.7%	2.5%	6.8%
Capital Spending	$2.4	$5.0	$11.8	$12.1
Depreciation	$7.1	$7.3	$21.1	$22.0
Amortization	$5.3	$3.2	$12.3	$6.1
Tax Rate %	40%	37%	39%	36%

Asset Utilization Information *

	September 30,	December 31,
	2007	2006
Days Sales Outstanding (DSO)	68	56
Days of Inventory Supply	68	72
Debt to Total Capital	2.9%	0.0%

Other Information

Approximate employee count as of September 30, 2007:		2,440
Approximate employee count as of December 31, 2006:		2,070
Book value per share as of September 30, 2007:		$28.99
Shares used to calculate book value per share (millions):		39.4
Imation repurchased approximately 2.1 million shares of its stock in the third quarter of 2007. Authorization for repurchase of approximately 2.5 million shares remains outstanding as of September 30, 2007.

* These operational measures, which we regularly use, are provided to assist in the investor’s further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.